Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Reports Second Quarter 2023 Financial Results and Highlights Recent Company Progress

– Achieved Second Quarter 2023 Total Revenue of $37.6 Million and U.S. XPOVIO® (selinexor) Net Product Revenue of $28.5 Million –

– Maintains Full Year 2023 Total Revenue Guidance of $145 Million to $160 Million, Including U.S. XPOVIO Net Product Revenue Guidance of $110 Million to $125 Million –

– Announces ~20% Workforce Reduction Enhancing Financial Strength; Further Reduces Full Year 2023 Non-GAAP R&D and SG&A Expense Guidance to $240 Million to $255 Million; Cash Runway into Late 2025 –

–Initiated Pivotal Phase 3 Study of XPO1 Inhibitor Selinexor and Ruxolitinib in JAK Inhibitor (JAKi) Naïve Myelofibrosis in June 2023 and Received Fast Track Designation from US FDA –

– Announced Long-Term Exploratory Subgroup Analyses Presented at ASCO Plenary Providing Further Rationale for XPORT-EC-042, the Company’s Ongoing Pivotal Phase 3 Study in Endometrial Cancer –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

NEWTON, Mass. – August 2, 2023 – Karyopharm Therapeutics Inc. (Nasdaq: KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the quarter ended June 30, 2023. In addition, Karyopharm highlighted select corporate milestones and progress on its key clinical development programs and announced further optimization of its organization and cost structure aimed at prioritizing focus on advancing its late-stage clinical pipeline and positioning the Company for sustained growth.

“We had a strong second quarter executing against our key priorities with our late-stage clinical pipeline and XPOVIO commercial performance. We achieved an important milestone this quarter with the initiation of our pivotal Phase 3 study evaluating selinexor in combination with ruxolitinib in JAKi-naïve patients with myelofibrosis. We are highly encouraged by the updated exploratory subgroup analyses from SIENDO presented at the ASCO Plenary in July, which further strengthen the rationale of and our growing confidence in our ongoing XPORT-EC-042 study in patients with TP53 wild-type advanced or recurrent endometrial cancer. Finally, in multiple myeloma, we are pleased to see continued growth in patients treated with XPOVIO, in both the community and academic settings despite increased competition.”

“As we continue to focus on our near-term Phase 3 clinical programs, driving benefit for our patients and creating value for our shareholders, we’ve also taken further actions to streamline our operations and optimize our cost structure and workforce to maximize the potential of these programs. We truly appreciate the hard work and dedication of all our employees, past and present,” said Richard Paulson, President and Chief Executive Officer of Karyopharm.

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Second Quarter 2023 and Recent Highlights

XPOVIO	Commercial Performance

•	Achieved U.S. net product revenue for the second quarter of 2023 of $28.5 million, compared to $29.0 million U.S. net product revenue in the second quarter of 2022.

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Total demand[1] growth for XPOVIO was 9% in the second quarter year over year, amidst increasing competition in the late line setting, with total demand growth of 11% and 6% in the community and academic settings, respectively. Growth in the community setting was driven by increased use of XPOVIO in earlier lines as a novel mechanism of action and a convenient oral therapy, while expansion of use in the academic setting was driven by the use of XPOVIO pre and post T-cell therapies. The use of XPOVIO in the second to fourth lines grew to greater than 60% of XPOVIO new starts in these settings, up from 49% in the second quarter of 2022, with continued improvement in perception of XPOVIO in the third line setting according to Intent to Prescribe data[2].

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U.S. net product revenue in the second quarter of 2023 was adversely impacted by approximately $3.0 million due to continued higher utilization of the KaryForward Patient Assistance Program (PAP) (free drug) resulting from ongoing funding constraints at certain multiple myeloma foundations.[3] US net product revenues were also impacted by higher gross-to-net driven by increased 340B discounts and Medicare and Medicaid rebates year over year.

R&D Highlights

Myelofibrosis

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Initiated pivotal Phase 3 portion of the XPORT-MF-034 clinical trial (NCT04562389) to assess the efficacy and safety of once-weekly selinexor 60mg in combination with ruxolitinib in JAKi-naïve patients with myelofibrosis. The randomized, double-blind, placebo-controlled study is expected to enroll 306 JAKi-naive patients with intermediate or high-risk myelofibrosis. Patients are randomized 2:1 to ruxolitinib plus selinexor 60mg or ruxolitinib plus placebo. The ruxolitinib dose is determined by the investigators based on the patients’ baseline platelet count per the drug’s prescribing information. The co-primary endpoints are spleen volume response rate of ≥ 35% (SVR35) and symptom improvement of ≥ 50% (TSS50) at week 24, with a key secondary endpoint of anemia response at week 24. Top-line data from this study are expected in 2025.

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Updated results from the Phase 1 portion of this study were presented at the American Society of Clinical Oncology (ASCO) and European Hematology Association (EHA) conferences. As of the April 10, 2023 data cut-off date, 78.6% (11/14) of the intent to treat (ITT) patients who were treated with the 60mg dose of selinexor in combination with ruxolitinib, achieved SVR35 and 58.3% (7/12) of the ITT patients achieved TSS50, at week 24. SVR35 responses were consistent across all subgroups, including males and patients treated with low dose ruxolitinib. The most common treatment emergent grade ≥3 adverse events (AE) experienced with the 60mg selinexor dose, in combination with ruxolitinib were anemia (42.9%), thrombocytopenia (28.6%) and back pain (14.3%). Further details can be found here.

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•

The Company received Fast Track Designation from the U.S. Food and Drug Administration (FDA) for selinexor for the treatment of patients with myelofibrosis, including primary myelofibrosis, post-essential thrombocythemia myelofibrosis, and post-polycythemia vera myelofibrosis.

Endometrial Cancer (EC)

•

Long term exploratory subgroup analysis was presented from the SIENDO (NCT03555422) study in patients with advanced or recurrent TP53 wild-type endometrial cancer at the virtual American Society of Clinical Oncology (ASCO) July 2023 Plenary Series. The primary analysis of the Phase 3 SIENDO study of selinexor maintenance therapy in advanced or recurrent endometrial cancer in 2022 showed improvements in progression-free survival (PFS) for the ITT population but were not clinically meaningful. However, an exploratory analysis of a pre-specified subgroup of patients with TP53 wild-type endometrial cancer showed a promising efficacy signal. As of the March 30, 2023 data cut-off date, median PFS was 27.4 months in the selinexor treatment arm (n=77) as compared to 5.2 months (n=36) in the placebo arm. In the TP53 wild-type/ Microsatellite Stable (MSS/pMMR) population, the median PFS has not been reached. The most common AEs in the TP53 wild-type subgroup were nausea (91%), vomiting (61%) and diarrhea (40%), the majority of which were grades 1-2. The most common reported grade 3-4 treatment-emergent AEs (TEAEs) included neutropenia (18%), nausea (12%), and thrombocytopenia (9%). TEAEs leading to discontinuations were reported in 16% of patients.

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Following the primary analysis of the SIENDO study, Karyopharm initiated the pivotal Phase 3 study (XPORT-EC-042; NCT05611931) of selinexor specifically in patients with TP53 wild-type advanced or recurrent endometrial cancer, and entered into a global collaboration with Foundation Medicine, Inc. to develop FoundationOne®CDx, a tissue-based comprehensive genomic profiling test to identify and enroll patients whose tumors are TP53 wild type in this study. Top-line data from this study are expected in late 2024 to early 2025.

Update on Intellectual Property

•

The United States Patent and Trademark Office issued a certificate extending the term of the patent covering the composition of matter of XPOVIO® (selinexor) (U.S. patent 8,999,996) by 342 days to July 3, 2033.

Optimization of Corporate Organization, Financial Position and Cost Structure

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Karyopharm has further positioned its organization to focus on its late-stage core programs by taking steps to optimize its cost structure to further strengthen its financial position to invest in its three ongoing Phase 3 studies. As a result, there has been a ~20% reduction of the Company’s workforce, including full time employees and contractors.

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The Company entered into an amendment to its Revenue Interest Financing Agreement with affiliates of Healthcare Royalty Partners in August 2023. The amendment extended the minimum aggregate payment amount date by six months from December 31, 2024 to June 30, 2025 and increased the payment cap from 185% to 195% of the investment amount. In addition, the Company agreed to issue to Healthcare Royalty Partners warrants exercisable for 250,000 shares of common stock with a termination date of August 1, 2030 and an exercise price of $2.25 per share.

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These initiatives further position the Company to enhance its financial strength and are expected to provide a cash runway into late 2025, with the capital needed to deliver top-line readouts from its three Phase 3 studies.

Second Quarter 2023 Financial Results

Total Revenues: Total revenue for the second quarter of 2023 was $37.6 million, compared to $39.7 million for the second quarter of 2022. The slight decrease was due primarily to a decline in license and other revenue.

Net product revenue: Net product revenue for the second quarter of 2023 was $28.5 million, compared with $29.0 million for the second quarter of 2022.

License and other revenue: License and other revenue for the second quarter of 2023 was $9.1 million, compared to $10.7 million for the second quarter of 2022. The decrease was primarily attributable to a decrease in revenue for the reimbursement of development-related expenses from the Menarini Group due to a corresponding decrease in the underlying expenses.

Cost of sales: Cost of sales for the second quarter of 2023 was $1.2 million, compared to $0.9 million for the second quarter of 2022. Cost of sales reflects the costs of XPOVIO units sold and third-party royalties on net product revenue.

Research and development (R&D) expenses: R&D expenses for the second quarter of 2023 were $31.5 million, compared to $44.3 million for the second quarter of 2022. The decrease was attributable to a decrease in personnel costs, stock-based compensation and clinical trial costs related to our non-core programs, partially offset by costs incurred in 2023 related to our Phase 3 EC-042 study. The decrease in stock-based compensation is primarily due to $3.8 million of severance-related stock-based compensation expenses incurred during the quarter ended June 30, 2022, in connection with the departure of our former Chief Scientific Officer.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the second quarter of 2023 were $34.5 million, compared to $37.3 million for the second quarter of 2022. The decrease is primarily due to severance-related stock-based compensation expenses incurred during the quarter ended June 30, 2022, in connection with the departure of our former Chief Executive Officer.

Interest income: Interest income for the second quarter of 2023 was $2.8 million, compared to $0.3 million for the second quarter of 2022 due to higher average interest rates on our investments.

Interest expense: Interest expense for the second quarter of 2023 was $5.8 million, compared to $6.3 million for the second quarter of 2022.

Net loss: Karyopharm reported a net loss of $32.6 million, or $0.29 per share, for the second quarter of 2023, compared to a net loss of $49.1 million, or $0.62 per share, for the second quarter of 2022.

Cash position: Cash, cash equivalents, restricted cash and investments as of June 30, 2023, totaled $237.7 million, compared to $279.7 million as of December 31, 2022.

Targeting Disease at the Nuclear Pore

2023 Financial Outlook

Based on its current operating plans, Karyopharm’s guidance for full year 2023 is as follows:

•	Total revenue to be in the range of $145 million to $160 million. Total revenue consists of U.S. XPOVIO net product revenue and license, royalty and milestone revenue earned from partners.

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U.S. XPOVIO net product revenue to be in the range of $110 million to $125 million, driven by the expectation that the increased use of PAP will continue in 2023, including a cumulative effect from refills.

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Non-GAAP R&D and SG&A expenses*, which exclude stock-based compensation expense, to be in the range of $240 million to $255 million, as a result of cost savings from further optimization of infrastructure and cost structure and workforce reduction of approximately 20%.

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The Company continues to expect that its existing cash, cash equivalents and investments, and the revenue it expects to generate from XPOVIO net product sales, as well as revenue generated from its license agreements, will be sufficient to fund its planned operations into late 2025.

*

Karyopharm has not reconciled the full year 2023 outlook for non-GAAP R&D and SG&A expenses to full year 2023 outlook for GAAP R&D and SG&A expenses because Karyopharm cannot reliably predict without unreasonable efforts the timing or amount of the factors that substantially contribute to the projection of stock compensation expense, which is excluded from the full year 2023 outlook for non-GAAP R&D and SG&A expenses.

Non-GAAP Financial Information

Karyopharm uses a non-GAAP financial measure, non-GAAP R&D and SG&A expenses, to provide operating expense guidance. Non-GAAP R&D and SG&A expenses exclude stock-based compensation expense. Karyopharm believes this non-GAAP financial measure is useful to investors because it provides greater transparency regarding Karyopharm’s operating performance as it excludes non-cash stock compensation expense. This non-GAAP financial measure should not be considered a substitute or an alternative to GAAP R&D and SG&A expenses and should not be considered a measure of Karyopharm’s liquidity. Instead, non-GAAP R&D and SG&A expenses should only be used to supplement an understanding of Karyopharm’s operating results as reported under GAAP.

Conference Call Information

Karyopharm will host a conference call today, August 2, 2023, at 8:00 a.m. Eastern Time, to discuss the second quarter 2023 financial results and financial outlook for 2023 and to provide other business highlights. To access the conference call, please dial (888) 349-0102 (local) or (412) 902-4299 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under “Events & Presentations” in the Investor section of the Company’s website, http://investors.karyopharm.com/events-presentations. An archived webcast will be available on the Company’s website approximately two hours after the event.

Targeting Disease at the Nuclear Pore

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral exportin 1 (XPO1) inhibitor and the first of Karyopharm’s Selective Inhibitor of Nuclear Export (SINE) compounds to be approved for the treatment of cancer. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein XPO1. XPOVIO is approved in the U.S. and marketed by Karyopharm in multiple oncology indications, including: (i) in combination with VELCADE® (bortezomib) and dexamethasone (XVd) in patients with multiple myeloma after at least one prior therapy; (ii) in combination with dexamethasone in patients with heavily pre-treated multiple myeloma; and (iii) in patients with diffuse large B-cell lymphoma (DLBCL), including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. XPOVIO (also known as NEXPOVIO® in certain countries) has received regulatory approvals in a growing number of ex-U.S. territories and countries, including Europe, the United Kingdom, China, South Korea and Israel, and is marketed in those areas by Karyopharm’s global partners. Selinexor is also being investigated in several other mid- and late-stage clinical trials across multiple high unmet need cancer indications, including in endometrial cancer and myelofibrosis.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at:

Tel: +1 (888) 209-9326

Email: medicalinformation@karyopharm.com

XPOVIO® (selinexor) is a prescription medicine approved:

•	In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).

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In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody (Xd).

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For the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

•	Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.

•	Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony-stimulating factors.

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Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.

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Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.

•	Serious Infection: Monitor for infection and treat promptly.

Targeting Disease at the Nuclear Pore

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Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.

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Embryo-Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.

•	Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3-4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.

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The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.

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The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3-4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection (21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1-888-209-9326 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company pioneering novel cancer therapies. Since its founding, Karyopharm has been an industry leader in oral Selective Inhibitor of Nuclear Export (SINE) compound technology, which was developed to address a fundamental mechanism of oncogenesis: nuclear export dysregulation. Karyopharm’s lead SINE compound and first-in-class, oral exportin 1 (XPO1) inhibitor, XPOVIO® (selinexor), is approved in the U.S. and marketed by the Company in three oncology indications and has received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including Europe and the United Kingdom (as NEXPOVIO®) and China. Karyopharm has a focused pipeline targeting multiple high unmet need cancer indications, including in multiple myeloma, endometrial cancer, myelodysplastic neoplasms and myelofibrosis. For more information about our people, science and pipeline, please visit www.karyopharm.com, and follow us on Twitter at @Karyopharm and LinkedIn.

Targeting Disease at the Nuclear Pore

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm’s guidance on its 2023 total revenue, 2023 U.S. net product revenue and 2023 non-GAAP R&D and SG&A expenses; Karyopharm’s expected cash runway; expectations with respect to future savings from current optimization efforts and reduction in the Company’s workforce; expectations with respect to commercialization efforts; the ability of selinexor or eltanexor to treat patients with multiple myeloma, endometrial cancer, myelofibrosis, diffuse large B-cell lymphoma, myelodysplastic neoplasms and other diseases; and expectations with respect to the clinical development plans and potential regulatory submissions of selinexor and eltanexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm’s drug candidates, including selinexor and eltanexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development or regulatory approval of drug candidates by Karyopharm’s competitors for products or product candidates in which Karyopharm is currently commercializing or developing; the direct or indirect impact of the COVID-19 pandemic or any future pandemic on Karyopharm’s business, results of operations and financial condition; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which was filed with the Securities and Exchange Commission (SEC) on May 4, 2023, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc. Any other trademarks referred to in this release are the property of their respective owners.

References:

[1]	Includes patient assistant program and commercial demand
[2]	Based on claims data analysis, accessed in June 2023
[3]	Four Multiple myeloma foundations provide financial support to Medicare patients with multiple myeloma

Targeting Disease at the Nuclear Pore

Contacts:

Investors:

Elhan Webb, CF

Senior Vice President, Investor Relations

617.658.0600 | elhan.webb@karyopharm.com

Media:

Stacy Nobles

Head of Corporate Communications

617.658.0540 |stacy.nobles@karyopharm.com

Targeting Disease at the Nuclear Pore

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited); (in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Product revenue, net	$28,460	$29,010	$56,748	$57,310
License and other revenue	9,119	10,669	19,529	30,039

Total revenue	37,579	39,679	76,277	87,349

Operating expenses:
Cost of sales	1,194	939	2,545	2,365
Research and development	31,477	44,309	63,816	86,371
Selling, general and administrative	34,481	37,339	70,388	76,107

Total operating expenses	67,152	82,587	136,749	164,843

Loss from operations	(29,573)	(42,908)	(60,472)	(77,494)

Other income (expense):
Interest income	2,824	293	5,673	367
Interest expense	(5,784)	(6,313)	(11,542)	(12,997)
Other income (expense), net	30	(13)	(234)	(86)

Total other expense, net	(2,930)	(6,033)	(6,103)	(12,716)

Loss before income taxes	(32,503)	(48,941)	(66,575)	(90,210)
Income tax provision	(127)	(121)	(181)	(251)

Net loss	$(32,630)	$(49,062)	$(66,756)	$(90,461)

Net loss per share—basic and diluted	$(0.29)	$(0.62)	$(0.59)	$(1.15)

Weighted-average number of common shares outstanding used in net loss per share—basic and diluted	114,207	79,651	113,846	78,616

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited); (in thousands)

	June 30, 2023	December 31, 2022
Assets
Cash, cash equivalents and investments	$236,765	$277,967
Restricted cash	954	1,697
Accounts receivable	32,280	47,086
Other assets	27,831	31,422

Total assets	$297,830	$358,172

Liabilities and stockholders’ deficit
Convertible senior notes	$170,497	$170,105
Deferred royalty obligation	132,718	132,718
Other liabilities	65,863	72,005

Total liabilities	369,078	374,828

Total stockholders’ deficit	(71,248)	(16,656)

Total liabilities and stockholders’ deficit; 114,340 and 113,213 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	$297,830	$358,172